PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	SEPTEMBER 29, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DANIEL B. WOLFE
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES NEOPHOTONICS'S
 DEFINITIVE AGREEMENT TO ACQUIRE SANTUR CORPORATION

Harris & Harris Group, Inc. (NASDAQ: TINY) today noted the announcement by NeoPhotonics Corporation (NYSE: NPTN) and Santur Corporation that they have entered into a definitive agreement under which NeoPhotonics will acquire privately held Santur Corporation. Santur sells high-performance tunable laser arrays for metro and long-haul DWDM systems and is a developer of PIC-based products for 40Gbps and 100Gbps client side and coherent line side applications.  By combining Santur's products, roadmap and customer positions with the NeoPhotonics portfolio of products, vertically integrated and high volume manufacturing capabilities, and complementary customer set, NeoPhotonics intends to establish itself as a substantial vendor of client side components for the cloud.  Further details on the agreement can be viewed at http://www.businesswire.com/news/home/20110929005875/en/NeoPhotonics-Announces-Definitive-Agreement-Acquire-Santur-Corporation.

Harris & Harris Group is an investor in publicly traded NeoPhotonics Corporation.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.HHVC.com and www.businesswire.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.  Harris & Harris Group is not responsible for the content of third party websites.